EX-99.77J REVALUATN

Exhibit 77(j)(b) - Restatement of Capital Accounts

For the year ended May 31, 2016, the M.D. Sass Short Term U.S. Government Agency Income Fund made the following permanent tax adjustments on the statements of assets and liabilities:

Undistributed Net Investment Income/(Loss)   $467,335
Accumulated Net Realized Gain/(Loss)   $(467,335)
Paid-in Capital      $-

The reclassifications have no effect on net assets or net asset value per share.

For the year ended May 31, 2016, the M.D. Sass Equity Income Plus Fund made the following permanent tax adjustments on the statements of assets and liabilities:

Undistributed Net Investment Income/(Loss)   $561,517
Accumulated Net Realized Gain/(Loss)   $(561,517)
Paid-in Capital      $-

The reclassifications have no effect on net assets or net asset value per share.

For the year ended May 31, 2016, the Barrett Growth Fund made the following permanent tax adjustments on the statements of assets and liabilities:

Undistributed Net Investment Income/(Loss)   $-
Accumulated Net Realized Gain/(Loss)   $(1,306)
Paid-in Capital      $1,306

The reclassifications have no effect on net assets or net asset value per share.

For the year ended May 31, 2016, the Jensen Quality Value Fund made the following permanent tax adjustments on the statements of assets and liabilities:

Undistributed Net Investment Income/(Loss)   $(12,893)
Accumulated Net Realized Gain/(Loss)   $(228,339)
Paid-in Capital      $241,232

The reclassifications have no effect on net assets or net asset value per share.

For the period ended December 31, 2015, the Schooner Hedged Alternative Income Fund made the following permanent tax adjustments on the statements of assets and liabilities:

Undistributed Net Investment Income/(Loss)   $40,922
Accumulated Net Realized Gain/(Loss)   $-
Paid-in Capital      $(40,922)

The reclassifications have no effect on net assets or net asset value per share.